Exhibit 99.01

Contact:	Jessica Neville Vice President Marketing and Public Relations VendingData™ Corporation 702-733-7195 x121 neville@vendingdata.com	or	Yvonne L. Zappulla Managing Director Wall Street Investor Relations Corp. 212-714-2385 Yvonne@WallStreetIR.com

VENDINGDATA™ CORPORATION ANNOUNCES PRELIMINARY
YEAR END REVENUES

LAS VEGAS, Nevada (PRNews Wire) – February 19, 2004 – VendingData™ Corporation (OTC Bulletin Board: VNDC), a manufacturer and distributor of products for the gaming industry that are intended to increase customers’ security, productivity and profitability, today announced its preliminary revenues of its operations for the year ended December 31, 2003.

Management expects that its full year of revenues for the year ended December 31, 2003 will be approximately $6.9 million, with approximately $600,000 being recognized in the fourth quarter.  This compares to revenues of $3.5 million for the year ended December 31, 2002, an increase of approximately 97%.  The fourth quarter revenue was influenced by the following factors: (1) the Company’s focus on the successful completion of the public offering in December 2003 absorbed valuable resources, (2) the delay in the public offering by approximately four months caused production delays, (3) the delay in receiving final regulatory approval by the State of Washington for the Deck Checker™ until January 2004 caused deliveries to be delayed, and (4) seasonality of the fourth quarter, which is typically weak due to scheduling and training issues during the holiday season.  The Company will release its results of operations for the year ended December 31, 2003 on or about March 15, 2004.  The Company will issue an earnings press release at that time and expects to schedule a conference call with public access during the week of March 15, 2004.

Additional information is available in the “Investors Relations” section of the Company’s website at www.vendingdata.com.

About VendingData™ Corporation

VendingData™ Corporation is a Las Vegas-based developer, manufacturer and distributor of products for the gaming industry including the SecureDrop® System, Deck-Checker™ and Random Ejection Shuffler™ line.  The Company’s products are currently installed in casinos throughout the United States, including Caesars Palace, Circus Circus, Harrah’s Entertainment, Luxor, Oneida Bingo & Casino and the Venetian.  International customers include casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData Web site at http://www.vendingdata.com.

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This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, and results of operations of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, year-end operating revenues and the reasons associated with the revenues, financial market risks, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission.  These forward-looking statements generally can be identified by phrases such as the Company “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” or other words or phrases of similar import.  Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.  For more information, review the Company’s filings with the Securities and Exchange Commission.